                                Exhibit No. 11.1


                         Statement of Computation of Net
                          Investment Income Per Limited
                                Partnership Unit

                        FIDUCIARY CAPITAL PARTNERS, L.P.


                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT


                                             For the Three Months        For the Nine Months
                                              Ended September 30,        Ended September 30,
                                           ------------------------    ------------------------
                                              1997          1996          1997          1996
                                           ----------    ----------    ----------    ----------
Net Investment Income                      $  159,743    $  341,740    $  537,908    $  976,343

Percentage Allocable to Limited Partners           99%           99%           99%           99%
                                           ----------    ----------    ----------    ----------

Net Investment Income Allocable
   to Limited Partners                     $  158,146    $  338,323    $  532,529    $  966,580
                                           ==========    ==========    ==========    ==========

Weighted Average Number of Limited
   Partnership Units Outstanding            1,299,176     1,407,244     1,299,176     1,407,244
                                           ==========    ==========    ==========    ==========

Net Investment Income Per Limited
   Partnership Unit                        $      .12    $      .24    $      .41    $      .69
                                           ==========    ==========    ==========    ==========